Exhibit 10.8.1

THIRD AMENDMENT

WAMU SAVINGS PLAN

(As Amended and Restated as of January 1, 2006)

The WaMu Savings Plan is hereby amended effective January 1, 2007 by replacing Section 8.2 in its entirety with the following:

8.2           Forfeiture of Contingent Interests

(a)           Timing of Forfeitures

Matching Contributions and Profit Sharing Contributions allocated to a Participant’s Account, including any earnings or losses thereon, that are not vested shall be forfeited on the earlier of the following dates:

(i)            The last day of the fifth consecutive one year break in Years of Vesting Service, or

(ii)           As soon as practicable after the date on which the Participant receives a distribution of the value of his vested Account balance, (including a deemed cashout of $0).

(b)           Allocation of Forfeitures

Amounts forfeited pursuant to this Section shall be used first to pay Plan expenses in accordance with Section 11.6, then to reduce the Company’s Matching Contributions and Profit Sharing Contributions for the current or succeeding Plan Years, and lastly to restore Accounts subject to the terms of the Plan as provided below or as required by law.

(c)           Restoration of Non-Vested Accounts

If a Participant incurs a forfeiture by reason of Section 1.1(a)(ii) and returns to Service prior to incurring five consecutive Breaks in Service, the amount of the forfeiture shall be restored (unadjusted for any gains or losses) as part of such Participant’s Account if the Participant repays to the Plan the full amount of the distribution prior to the earlier of

(iii)          The Plan’s termination, or

(iv)          The lapse of five years following the Participant’s reemployment by the Employer or a Related Employer (provided that the Participant must be an Employee at the time of repayment).  If the Participant received a deemed cashout of $0, he shall be deemed to have repaid the distribution upon reemployment.

As of the Valuation Date immediately following such repayment, and prior to any allocation of Trust earnings, forfeitures, or Employer Contributions specified in Article V, the amount of a Participant’s previous forfeiture (the “Restoration Amount”) shall be allocated to his Account.

The Restoration Amount shall be credited first against forfeitures arising for the Plan Year, and if such forfeitures are not sufficient to satisfy the Restoration Amount in full, the remainder of such amount shall be satisfied out of Employer Contributions for the Plan Year.  The Restoration Amount shall not be deemed an Annual Addition.  In addition, the Employer may make an Employer Contribution for the purpose of restoring a forfeiture even though the Employer has no profits.

Any rehired Employee who is eligible to make a repayment, shall be notified of his right to make such repayment before the expiration of the periods of the occurrence of the events specified above, and such notice shall also include an explanation of the consequences of not making such repayment.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be adopted and executed this                               day of                              , 2007.

WASHINGTON MUTUAL, INC.

By:
Daryl D. David
Chief Human Resources Officer